Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Third Amended and Restated 2002 Equity Incentive Plan of Cyberkinetics Neurotechnology Systems, Inc. of our report dated March 9, 2005 (except for Note 17, as to which the date is March 31, 2005), with respect to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Boston, Massachusetts
August 10, 2005